                                                                 EXHIBIT (c)(12)

EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE

     The following information is furnished for the years ended December 31, 1994, 1993 and 1992 with respect to the Company's Chief Executive Officer and each of the other executive officers of the Company during 1994, whose salary and bonus exceeded $100,000.

                              ANNUAL COMPENSATION

                                                                            SHARES
                                                                          UNDERLYING
                NAME AND                                                   OPTIONS        ALL OTHER
           PRINCIPAL POSITION              YEAR     SALARY      BONUS      GRANTED     COMPENSATION(1)
-----------------------------------------  ----    --------    -------    ----------   ---------------
Frank A. Rosbenberry.....................  1994    $233,200         --        None         $16,104
  Chief Executive Officer                  1993    $220,000         --      20,000         $15,448
                                           1992    $220,000         --        None         $17,182
James M. Harrison........................  1994    $159,000    $10,000      15,000         $11,715
  Executive Vice President, Chief          1993    $150,000         --      10,000         $11,849
  Operating Officer                        1992    $150,000         --       4,000         $12,352
Willard D. Finch, III....................  1994    $127,200     $10,000       None         $ 9,432
  Vice President Manufacturing             1993    $120,000         --       7,500         $ 9,600
                                           1992    $120,000         --       4,000         $ 9,613
Steven P. Mack...........................  1994    $121,900         --        None         $ 9,039
  Vice President Product Development       1993    $115,000         --       7,500         $ 8,625
                                           1992    $115,000         --       4,000         $ 9,285

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(1) Represents contributions by the Company in respect of the named officer under the ESOP and the Company's Savings and Investment Plan.

DIRECTOR COMPENSATION

     Each director who is not also an employee of the Company receives a fee of $1,000 per meeting attended of the Board of Directors of the Company and $1,000 per meeting attended of the committees thereof on which he serves other than the stock option committee. In addition, each director who is not also an employee of the Company receives, at the end of each year, shares of Common Stock of the Company having a fair market value as of the end of that year equal to $1,000 times the number of meetings of the Board of Directors, but not the meetings of the committees thereof, attended during that year. Under certain circumstances Directors may receive cash in lieu of such shares.

OTHER COMPENSATION MATTERS

     The Company has entered into Employment Agreements (as amended) with each of Messrs. Rosenberry, Harrison, Finch and Mack pursuant to which the Company will employ them until December 31, 1997, provided, however, that prior to expiration of such period (i) the Company may terminate such employee's employment for cause (as defined) or disability and (ii) such employment will automatically terminate at death. In addition, prior to a change in control or a potential change in control of the Company (as defined), if any, the Company may terminate these agreements upon the payment to the employee by the Company of twelve months' salary. If the Company terminates the employee's employment other than for death, cause or disability following a change in control or potential change in control, the employee shall be entitled to a lump-sum severance payment which shall be equal to 2.99 times the sum of (i) the employee's annual salary as of the date of termination (as defined) and (ii) the aggregate bonus received by such employee in respect of the three full years prior to the date of termination divided by three. As part of the severance payment, such employee, at his election, shall be entitled to a cash payment in respect of all or any portion of options for shares of the Company's Common Stock held by such employee based on the difference between the exercise price and the value of the stock determined under a formula. The employee shall also be entitled to such severance payment if, following a change in control, such employee terminates his employment with the Company for good reason (as defined). During the period of employment and thereafter, each such employee covenants not to divulge or use, directly or indirectly, any confidential or proprietary information with respect to the Company; each employee also covenants not to be associated in any manner with any competitive business within the United States during the term of the Employment Agreement and for the year following such termination. Under these Agreements, the current salaries per annum of Messrs. Rosenberry, Harrison, Finch and Mack are $233,200, $175,000, $135,000, and $135,000, respectively.

     The Company has entered into a Supplementary Salary Continuance Agreement with its Chairman, Mr. Bowman. Payments to Mr. Bowman will terminate on December 31, 2003. The Supplementary Salary Continuance Agreement with Mr. Bowman provides for annual payments of $52,400. In the case of death prior to December 31, 2003, an amount equal to 50% of the amount payable under the Supplementary Salary Continuance Agreement will be payable to Mr. Bowman's spouse if then living.

     The Company and Mr. Russell have also entered into an Agreement whereby Mr. Russell is being paid an annual retirement allowance of $43,348 through January 31, 2008. In the event of Mr. Russell's death during the period in which he is entitled to receive a retirement allowance, 50% of the retirement allowance will be paid to his spouse until the earlier of January 31, 2008 or her death.

                               PERFORMANCE GRAPH

     The following line graph compares the Company's cumulative total shareholder return (Common Stock price appreciation plus dividends, on a reinvested basis) over the last five fiscal years with the Standard and Poor's 500 Index and a market value peer group.

                     COMPARATIVE FIVE-YEAR TOTAL RETURNS(1)
          THE C.R. GIBSON COMPANY, S&P 500, MARKET VALUE PEER GROUP(2)
                     (PERFORMANCE RESULTS THROUGH 12/31/94)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)             GIB           S&P 500       PEER GROUP
1989                                    100.00          100.00          100.00
1990                                     67.19           96.83           85.32
1991                                    140.06          126.38          107.18
1992                                    107.46          136.22          110.23
1993                                    132.44          149.82          118.52
1994                                    102.53          151.81          113.15

     Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in GIB common stock, S&P 500, and Market Value Peer Group.
---------------
(1) Cumulative total return assumes reinvestment of dividends.

(2) The Company does not believe it can reasonably identify an industry peer group or a published industry or line of business index which contains companies in a similar line of business. The market value peer group presented consists of eighty-one companies, listed on the American Stock Exchange, with market values similar to the Company (between $50-75 million).
                                                   Source: Frank Russell Company

                               STOCK OPTION PLAN

     The Option Plan was approved by stockholders at the 1989 Annual Meeting of Stockholders. Under the Option Plan options to purchase 575,896 shares have been granted, by the Stock Option Committee of the Board of Directors, to 28 key employees of the Company. Under the Option Plan, the option price shall not be less than 100% of the fair market value of the Company's Common Stock on the date the option is granted. The term of each option is for such period as the Stock Option Committee determines, but as to any portion of an option the term may not be more than five years from the first date of exercisability and the term of an option may not be more than ten years. Notwithstanding the foregoing, options outstanding under the Option Plan become immediately exercisable in full in the event of a change in control (as defined) of the Company. In the event of termination of employment (other than for cause (as defined)), retirement, disability or death, an option under the Option Plan may be exercised for varying periods of time but only to the extent exercisable at the date of termination of employment, retirement, disability or death and in no event after the expiration of the term of the option.

STOCK OPTIONS TRANSACTIONS DURING LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options under the Option Plan to the four executive officers of the Company as of the end of the last fiscal year who are named in the Summary Compensation
Table:

              STOCK OPTION GRANTS FOR YEAR ENDED DECEMBER 31, 1994

                                                                                              POTENTIAL
                                                                                           REALIZABLE VALUE
                                            INDIVIDUAL GRANTS                             AT ASSUMED ANNUAL
                                ------------------------------------------                  RATES OF STOCK
                                NUMBER OF     % OF TOTAL                                  PRICE APPRECIATION
                                  SHARES     STOCK OPTIONS     EXERCISE                    FOR STOCK OPTION
                                UNDERLYING    GRANTED TO          OR                             TERM
                                  OPTION       EMPLOYEES     BASE PRICE(3)   EXPIRATION   ------------------
             NAME                 (3)(1)      IN 1994(2)        ($/SH)         DATES       5%(4)     10%(4)
------------------------------- ----------   -------------   -------------   ----------   -------   --------
F.A. Rosenberry................     None            --              --               --        --         --
J.M. Harrison..................   15,000          60.0%          $7.75        9/99-9/03   $55,504   $132,942
W.D. Finch.....................     None            --              --               --        --         --
S.P. Mack......................     None            --              --               --        --         --

---------------
(1) Stock options are exercisable ratably over five years, expiring five years after the date first exercisable.

(2) A total of 25,000 stock options were granted under the Option Plan in 1994 to 2 employees of the Company.

(3) The exercise price may be paid in cash, shares of Common Stock valued at the fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the stock option holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sales proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual appreciation rates for the term of the options (8 year average life) as required by the Securities and Exchange Commission, and, therefore, are not intended to forecast possible future appreciation, if any, of the stock price of the Company.

     During 1994 there were no stock options exercised by the four executive officers of the Company who are named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUE TABLE

     The following information is furnished for the year ended December 31, 1994 with respect to the Company's Chief Executive Officer and each of the other executive officers of the Company who are named in the Summary Compensation Table, with respect to options outstanding at December 31, 1994.

                                                                NUMBER OF SHARES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                    OPTION AT              IN-THE-MONEY OPTIONS AT
                                    SHARES                      DECEMBER 31, 1994           DECEMBER 31, 1993(1)
                                   ACQUIRED      VALUE     ---------------------------   ---------------------------
              NAME                ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------- -----------   --------   -----------   -------------   -----------   -------------
F.A. Rosenberry..................      --          --         65,014         31,253             --             --
J.M. Harrison....................      --         .--         11,600         27,400             --             --
W.D. Finch.......................      --          --          8,433          9,734             --             --
S.P. Mack........................      --          --         15,901          9,734        $14,450             --

---------------
(1) This amount is the aggregate of the number of options multiplied by the difference between the closing price of the Common Stock on the American Stock Exchange on December 31, 1994 minus the exercise price for that option.